Via Facsimile and U.S. Mail
Mail Stop 6010


June 30, 2005


Mr. Peter H. Rubenovitch
Senior Vice President and
Chief Financial Officer
200 Bloor Street East, NT 11
Toronto, Ontario
Canada M4W 1E5

Re:	Manulife Financial Corporation
	Form 40-F for the fiscal year ended December 31, 2004

	File No.  001-14942

Dear Mr. Rubenovitch:

	We have completed our review of your Form 40-F and have no further comments at this time.



								Sincerely,


								Joel Parker
								Accounting Branch Chief
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Mr. Peter M. Rubenovitch
Manulife Financial Corporation
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